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                                                          EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 33-52493 of Terra Industries Inc. on Form S-3 of our reports dated February 1, 1994, appearing in and incorporated by reference in the Annual Report on Form 10-K of Terra Industries Inc. for the year ended December 31, 1993, and our report dated February 26, 1994 on our audit of the financial statements of Asgrow Florida Company ( a wholly-owned subsidiary of the Upjohn Company) as of and for the year ended December 31, 1993, which report is included in Terra Industries Inc.'s current report on Form 8-K/A-1, dated December 31, 1993. We also consent to the use of our report dated February 1, 1994, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.





Deloitte & Touche
Omaha, Nebraska
March 8, 1994